Megola Attracts Financing Offers And Secures Loan
Company to move forward with Hartindo Anti-Fire Products


CORUNNA, ON--(MARKET WIRE)--Feb. 8, 2007 -- Megola Inc. (OTC BB:MGOA.OB - News), announced today that it has signed a note and security agreement with FireStop USA, LLC, to obtain $250,000 (USD).

Megola, upon receipt of the loan, will incur no interest should the loan be repaid after a six month period. Any amounts still owing after the six month period unless such date is extended by FireStop will be subject to a 15% rate of interest.. As security for the loan, Megola has pledged to FireStop a first priority interest in the U.S. manufacturing rights for the Hartindo line of products.

"Megola has received numerous offers for private equity funding but feels it would be a disservice to our shareholders to dilute our stock by accepting any equity offerings at the current price levels. With the value Hartindo brings to the company, we felt it was best to secure the funds required to grow our relationship with Newstar and begin the process of manufacturing and distributing the Hartindo Anti-Fire products. Only when it is advantageous to the company and its shareholders will Megola consider offers of private equity funding," states Joel Gardner, CEO of Megola Inc.

Gardner adds, "Incorporating the Hartindo line into our product offerings is a high priority for Megola. In order to acquire more inventory, initiate the requisite certification testings, and establish a marketing campaign for Hartindo, it was essential that Megola acquire initial funding. In dealing with FireStop, we have accepted a loan from a company with a business interest in seeing this amazing product line being made available to their clientele and to the whole North American marketplace".

For more information on Hartindo products and Megola Inc. please visit www.megola.com

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
     CONTACTS:
     Daniel Gardner
     1 888 558 6389
     IRinfo@megola.com